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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549


                                 FORM 8-K


             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


                              April 29, 1997
                    ----------------------------------
                              Date of Report
                    (Date of Earliest Event Reported):


                                TOPRO, INC.
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          (Exact name of Registrant as specified in its charter)


             Colorado                   0-19167            84-1042227
  -------------------------------     ------------    -------------------
  (State or other jurisdiction of     (Commission       (I.R.S Employer
   incorporation or organization)       File No.)         I.D. Number)


    2525 West Evans Avenue, Denver, Colorado                 80219
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    (Address of principal executive offices)              (zip code)


                              (303) 935-1221
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          Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

MODIFICATION OF TERMS OF PUBLIC WARRANTS. Effective April 29, 1997, the Company extended the expiration date of its outstanding publicly held Redeemable Common Stock Purchase Warrants (Nasdaq - TPROW) from June 24, 1997 to June 24, 1999 and lowered the exercise price of those warrants from $4.25 to $3.50 per share.

PRIVATE PLACEMENT. On April 29, 1997, Topro, Inc. (the "Company") completed a private sale of 100,000 shares of Series A Convertible Preferred Stock and 300,000 Redeemable Common Stock Purchase Warrants. The securities were purchased for $1,500,000 by one accredited investor. Each share of Preferred Stock is convertible to ten shares of the Registrant's Common Stock (an effective conversion price of $1.50 per share). The Preferred Stock has a cumulative dividend preference of 6% per annum, payable quarterly. Each share of the Preferred Stock is entitled to vote in all matters submitted to shareholder vote and is entitled to that number of votes equal to the number of shares of common stock into which it could be converted. The Warrants are of the same class as the Registrant's outstanding publicly held warrants (see above). The Preferred Stock and the Warrants are "restricted securities," and the purchaser was granted certain registration rights with respect to the Warrants and the shares of Common Stock underlying the Preferred Stock and the Warrants. To the extent the securities are not timely registered as required, certain other warrants will be issued to the purchaser. The Company plans to apply the net proceeds of the offering to working capital.




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                              SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           Topro, Inc.

Date:    May 1, 1997                By:  /s/ John Jenkins
         ----------------               -----------------------
                                             John Jenkins
                                             President and CEO







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